Exhibit 99.1

FIDUS INVESTMENT CORPORATION DECLARES

FIRST QUARTER 2025 DIVIDEND

EVANSTON, Ill., February 18, 2025– Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”) today announced that its Board of Directors on February 18, 2025 declared a base dividend of $0.43 per share and a supplemental dividend of $0.11 per share for the first quarter of 2025. The Company’s dividends will be payable on March 27, 2025 to stockholders of record as of March 20, 2025.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under U.S. generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2025 taxable income, as well as the tax attributes for 2025 dividends, will be made after the close of the 2025 tax year. The final tax attributes for 2025 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated for U.S. federal income tax purposes as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	Alliance Advisors IR
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@allianceadvisors.com